Exhibit 99.1

Archer Daniels Midland Company 77 West Wacker Drive Chicago, Illinois 60601

ADM to Sell Global Cocoa Business to Olam

$1.3 billion transaction frees capital for higher-return, less-volatile investments

CHICAGO, Dec. 15, 2014 – Archer Daniels Midland Company (NYSE: ADM) today announced that it has reached an agreement to sell its global cocoa business to Olam International Limited (SGX: O32) for $1.3 billion, subject to customary adjustments.

“We are continuing to actively manage our portfolio to create shareholder value by improving returns and dampening the volatility of our earnings,” said ADM Chairman and CEO Patricia Woertz. “This transaction will allow us to redeploy capital to investments that offer improved returns potential and less volatility than the cocoa business, or distribute excess capital to shareholders, or a combination of both.”

The sale encompasses ADM’s entire global cocoa business, including processing facilities in Mississauga, Canada; Koog aan de Zaan and Wormer, Netherlands; Mannheim, Germany; Ilhéus, Brazil; Abidjan, Côte d’Ivoire; Kumasi, Ghana; and Singapore. Also included are ADM’s buying stations in Brazil, Cameroon, Côte d’Ivoire, and Indonesia, as well as the company’s deZaan and UNICAO brands.

The majority of the approximately 1,550 colleagues in ADM’s cocoa business will transfer to Olam with the sale.

The proposed sale, which is contingent on customary regulatory approvals, is expected to close during the second quarter of 2015.

This transaction does not impact the sale of ADM’s chocolate business to Cargill, which is progressing as planned.

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 33,000 employees serving customers in more than 140 countries. With a global value chain that includes more than 470 crop procurement locations, 285 ingredient manufacturing facilities, 40 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, chemical and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

217-424-5413